Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Kestrel Group Ltd. Registration Statement on Form S-8 pertaining to the Maiden Holdings, Ltd. 2019 Omnibus Incentive Plan and Kestrel Group Ltd 2025 Equity Incentive Plan of our report dated March 10, 2025, with respect to the consolidated financial statements of Maiden Holdings, Ltd. and the effectiveness of internal control over financial reporting of Maiden Holdings, Ltd. incorporated by reference in Kestrel Group Ltd. S-4, as amended (No. 333-285664) and included in the Maiden Holdings Ltd. Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 3, 2025